Exhibit 99.5

[Baltimore County Savings Bank, F.S.B. Letterhead]

TO:	PARTICIPANTS IN THE BCSB BANKCORP, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

Under the terms of the BCSB Bankcorp, Inc. Employee Stock Ownership Plan, as amended and restated (the “ESOP”), you have the right to direct H. Adrian Cox, Henry V. Kahl and William J. Kappauf, Jr. (the “ESOP Trustees) as to the manner in which you wish to vote the shares of common stock of BCSB Bankcorp, Inc. (“BCSB”) allocated to your ESOP account at BCSB’s Annual Meeting of Stockholders to be held on             , 2008 (the “Annual Meeting”). Under the terms of the ESOP and subject to the Trustees’ responsibilities under applicable law, the ESOP Trustees will vote your allocated shares in accordance with your instructions. Allocated shares for which timely voting instructions are not received and unallocated shares will be voted by the ESOP Trustees in the same proportion as participants vote allocated shares of BCSB common stock.

HOW TO EXERCISE YOUR VOTING RIGHTS. You may direct the voting of shares allocated to your account by completing, signing and returning the enclosed Vote Authorization Form. Proxy cards supplied with proxy materials are not appropriate for the purpose of instructing the ESOP Trustees in connection with the voting of shares allocated to your ESOP account.

VOTING INSTRUCTIONS. Please complete and sign the enclosed Vote Authorization Form to direct the ESOP Trustees how to vote the shares of BCSB common stock allocated to your ESOP account. Please use the enclosed postage-paid envelope to forward you voting instructions to the ESOP Trustees. Please note that to direct the ESOP Trustees to vote with respect to any of the items presented at the Annual Meeting, you must specifically mark your instructions on the Vote Authorization Form. Items left blank will not be considered instructions to the ESOP Trustees.

DELIVERY OF VOTING MATERIALS. A Vote Authorization Form and BCSB Bankcorp, Inc.’s Proxy Statement/Prospectus are enclosed with this memorandum. In order to make an informed judgment concerning how to instruct the ESOP Trustees to vote your allocated shares, you should read all of the materials carefully and thoroughly.

WHEN TO SUBMIT YOUR ESOP VOTE AUTHORIZATION FORM. All instructions must be received by the ESOP Trustees by             , 2008. If the ESOP Trustees receive more than one Vote Authorization Form from you, the Form bearing the latest date will be considered to have cancelled all Forms bearing an earlier date. If more than one Vote Authorization Form is received from you as of the same date, the ESOP Trustees will consider the Form bearing the latest postmark as controlling.

If you have any questions regarding the procedures for instructing the ESOP Trustees, please call David Meadows at (410) 256-5000.

Name:

Shares

VOTE AUTHORIZATION FORM

I understand that H. Adrian Cox, Henry V. Kahl and William J. Kappauf, Jr. are the trustees (the “ESOP Trustees”) for the BCSB Bankcorp, Inc. Employee Stock Ownership Plan Trust, the holder of record and custodian of all shares of BCSB Bankcorp, Inc. common stock under the BCSB Bankcorp, Inc. Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on             , 2008.

You are to vote my shares as follows:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) BCSB Bankcorp will convert to an interim federal stock savings association and will merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (B) Baltimore County Savings Bank, M.H.C., which currently owns approximately 63.3% of the common stock of BCSB Bankcorp, will convert to an interim federal stock savings association and merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (C) an interim stock savings association will be formed as a subsidiary of BCSB Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Baltimore County Savings Bank, and then will merge into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (D) the outstanding shares of BCSB Bankcorp, other than those held by Baltimore County Savings Bank, M.H.C., will be converted into shares of common stock of BCSB Bancorp and (E) BCSB Bancorp will offer shares of its common stock for sale in a subscription offering and community offering;

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The following informational proposals:

2a.	Approval of an increase in the authorized shares of capital stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2b.	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2c.	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2d.	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2e.	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The election of two directors of BCSB Bankcorp for three-year terms and one director of BCSB Bankcorp for a one-year term.

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT
☐	☐	☐

NOMINEES

☐ Henry V. Kahl	Term expiring in 2011
☐ Michael J. Klein	Term expiring in 2011
☐ Ernest A. Moretti	Term expiring in 2010

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■

4.	The ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The ESOP Trustees are hereby authorized to vote all shares of BCSB common stock allocated to me as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than             , 2008.